Exhibit 10.58

Summary of Fiscal Year 2015 Director Compensation

Each of the Company’s non-employee directors shall receive a cash retainer of $1,000 per Board of Directors meeting attended. In addition, members of the Audit, Personnel and Compensation, and Nominating and Governance Committees will be paid a $1,000 retainer during the first fiscal quarter and a $500 retainer during the second, third, and fourth fiscal quarters.

The Company shall also reimburse all directors for out-of-pocket expenses related to their attendance at Board meetings and performance of other services as Board members.